As filed with the Securities and Exchange Commission on April 17, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GILEAD SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3047598 (IRS Employer Identification No.)

333 Lakeside Drive

Foster City, California 94404

(Address of principal executive offices) (Zip Code)

CV Therapeutics, Inc. 1994 Equity Incentive Plan, as Amended and Restated

CV Therapeutics, Inc. 2000 Equity Incentive Plan, as Amended and Restated

CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as Amended and Restated

CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, as Amended and Restated

CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan, as Amended and Restated

(As Assumed by Gilead Sciences, Inc.)

(Full title of the Plan(s))

Robin L. Washington

Senior Vice President and Chief Financial Officer

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

(Name and address of agent for service)

(650) 574-3000

(Telephone Number, including area code, of agent for service)

with copies to:

S. James DiBernardo

Morgan, Lewis & Bockius LLP

2 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2122

Tel: 650.843.4000

Fax: 650.843.4001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Stock options and common stock, par value $0.001 per share, to be issued under the CV Therapeutics, Inc. 1994 Equity Incentive Plan, as Amended and Restated	35,986 shares (3)	$44.68	$ 1,607,854.48	$ 89.72

Stock options, restricted stock units, and common stock, par value $0.001 per share, to be issued under the CV Therapeutics, Inc. 2000 Equity Incentive Plan, as Amended and Restated	957,997 shares (3)	$44.68	$42,803,305.96	$2,388.43

Stock options and common stock, par value $0.001 per share, to be issued under the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as Amended and Restated	411,282 shares (3)	$44.68	$18,376,079.76	$1,025.39

Stock options and common stock, par value $0.001 per share, to be issued under the CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, as Amended and Restated	439,791 shares (3)	$44.68	$19,649,861.88	$1,096.47

Stock options and common stock, par value $0.001 per share, to be issued under the CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan, as Amended and Restated	12,975 shares (3)	$44.68	$ 579,723.00	$ 32.35

Aggregate amount to be registered:	1,858,031 shares (3)		Aggregate registration fee:	$4,632.36

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the CV Therapeutics, Inc. 1994 Equity Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2000 Equity Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, as Amended and Restated, and the CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan, as Amended and Restated (collectively, the “Plans”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price have been computed based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on April 16, 2009, in accordance with Rule 457(c) of the Securities Act.

(3)	Represents shares subject to issuance upon exercise of stock options and vesting of restricted stock units outstanding under the Plans and assumed by the Registrant on April 17, 2009, pursuant to the Agreement and Plan of Merger by and among the Registrant, a wholly owned subsidiary of the Registrant, and CV Therapeutics, Inc.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Gilead Sciences, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on February 27, 2009;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	The description of the Registrant’s common stock which is contained in the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 22, 1992, together with Amendment No. 1 on Form 8-A/A filed with the Commission under the Exchange Act on October 31, 2003, including any amendments or reports the Registrant files for purposes of updating that description. The description of the Company’s preferred share purchase rights contained in a registration statement on Form 8-A/A (File No. 000-19731) filed under the Exchange Act on October 31, 2003.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s restated certificate of incorporation, as amended provides that a director will not be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•	For any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	For acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	For unlawful payments of dividends, stock purchases or redemptions prohibited by Delaware corporate law; or

•	For any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law (“Delaware Law”) is amended in the future to permit further limitation of the personal liability of directors, the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by that amended law.

The Registrant’s bylaws, as amended and restated, provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law.

Section 145(a) of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 145(e) of the Delaware Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant has entered into indemnification agreements with substantially all of the Registrant’s officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number		Exhibit

4.1	(1)	Restated Certificate of Incorporation of the Registrant, as amended through May 8, 2008.

4.2	(2)	Bylaws of the Registrant, as amended and restated on October 24, 2008.

4.3	(3)	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant, as amended.

4.4	(4)	Certificate of Amendment to Certificate of Designation of the Series A Junior Participating Preferred Stock of the Registrant.

4.5	(5)	Amended and Restated Rights Agreement dated as of October 21, 1999, between the Registrant and ChaseMellon Shareholder Services, LLC.

4.6	(6)	First Amendment to Amended and Restated Rights Agreement dated as of October 29, 2003, between the Registrant and ChaseMellon Shareholder Services, LLC.

4.7	(7)	Second Amendment to Amended and Restated Rights Agreement, dated as of May 11, 2006, between the Registrant and ChaseMellon Shareholder Services, LLC.

4.8	(8)	Indenture related to the Convertible Senior Notes, due 2011, between the Registrant and Wells

Fargo Bank, National Association, as trustee (including form of 0.50% Convertible Senior Note due 2011) dated April 25, 2006.

4.9	(8)	Indenture related to the Convertible Senior Notes, due 2013, between the Registrant and Wells Fargo Bank, National Association, as trustee (including form of 0.625% Convertible Senior Note due 2013) dated April 25, 2006.

5.1		Opinion and consent of Morgan, Lewis & Bockius LLP.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.

24		Power of Attorney. Reference is made to page II-6 of this Registration Statement.

99.1		CV Therapeutics, Inc. 1994 Equity Incentive Plan, as Amended and Restated.

99.2		CV Therapeutics, Inc. 2000 Equity Incentive Plan, as Amended and Restated.

99.3		CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as Amended and Restated.

99.4		CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, as Amended and Restated.

99.5		CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan, as Amended and Restated.

99.6		Form of Stock Option Assumption Agreement.

99.7		Form of Restricted Stock Unit Assumption Agreement.

(1)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on May 9, 2008, and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 28, 2008, and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on November 22, 1994, and incorporated herein by reference.
(4)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on May 11, 2006, and incorporated herein by reference.
(5)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 22, 1999, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 31, 2003, and incorporated herein by reference.
(7)	Filed as an exhibit to Registrant’s Registration Statement on Form S-8 (No. 333-135412) filed on June 28, 2006, and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on April 25, 2006, and incorporated herein by reference.

Item 9. Undertakings

1. The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California on this 17th day of April 2009.

GILEAD SCIENCES, INC.

By:	/s/ Robin L. Washington
Robin L. Washington Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

Each person whose signature appears below constitutes and appoints Robin L. Washington and Gregg H. Alton, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Martin John C. Martin, Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	April 17, 2009

/s/ Robin L. Washington Robin L. Washington	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2009

/s/ James M. Denny James M. Denny	Director	April 17, 2009

/s/ Paul Berg Paul Berg	Director	April 17, 2009

Signature	Title	Date

/s/ John F. Cogan John F. Cogan	Director	April 17, 2009

Ettienne F. Davignon	Director

/s/ Carla A. Hills Carla A. Hills	Director	April 17, 2009

/s/ John W. Madigan John W. Madigan	Director	April 17, 2009

/s/ Gordon E. Moore Gordon E. Moore	Director	April 17, 2009

/s/ Nicholas G. Moore Nicholas G. Moore	Director	April 17, 2009

/s/ Richard J. Whitley Richard J. Whitley	Director	April 17, 2009

/s/ Gayle E. Wilson Gayle E. Wilson	Director	April 17, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1(1)	Restated Certificate of Incorporation of the Registrant, as amended through May 8, 2008.

4.2(2)	Bylaws of the Registrant, as amended and restated on October 24, 2008.

4.3(3)	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant, as amended.

4.4(4)	Certificate of Amendment to Certificate of Designation of the Series A Junior Participating Preferred Stock of the Registrant.

4.5(5)	Amended and Restated Rights Agreement, dated as of October 21, 1999, between the Registrant and ChaseMellon Shareholder Services, LLC.

4.6(6)	First Amendment to Amended and Restated Rights Agreement, dated as of October 29, 2003, between the Registrant and ChaseMellon Shareholder Services, LLC.

4.7(7)	Second Amendment to Amended and Restated Rights Agreement, dated as of May 11, 2006, between the Registrant and ChaseMellon Shareholder Services, LLC.

4.8(8)	Indenture related to the Convertible Senior Notes, due 2011, between the Registrant and Wells Fargo Bank, National Association, as trustee (including form of 0.50% Convertible Senior Note due 2011) dated April 25, 2006.

4.9(8)	Indenture related to the Convertible Senior Notes, due 2013, between the Registrant and Wells Fargo Bank, National Association, as trustee (including form of 0.625% Convertible Senior Note due 2013) dated April 25, 2006.

5.1	Opinion and consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.

24	Power of Attorney. Reference is made to page II-6 of this Registration Statement.

99.1	CV Therapeutics, Inc. 1994 Equity Incentive Plan, as Amended and Restated.

99.2	CV Therapeutics, Inc. 2000 Equity Incentive Plan, as Amended and Restated.

99.3	CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as Amended and Restated.

99.4	CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, as Amended and Restated.

99.5	CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan, as Amended and Restated.

99.6	Form of Stock Option Assumption Agreement.

99.7	Form of Restricted Stock Unit Assumption Agreement.

(1)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on May 9, 2008, and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 28, 2008, and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on November 22, 1994, and incorporated herein by reference.
(4)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on May 11, 2006, and incorporated herein by reference.
(5)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 22, 1999, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 31, 2003, and incorporated herein by reference.
(7)	Filed as an exhibit to Registrant’s Registration Statement on Form S-8 (No. 333-135412) filed on June 28, 2006, and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on April 25, 2006, and incorporated herein by reference.